UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Crown Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Additional Information Regarding Crown Holdings, Inc. Compensation Practices

On April 9, 2009, Crown Holdings, Inc. (the “Company”) notified RiskMetrics Group of the following information regarding its compensation practices:

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The Company has adopted a policy that, effective January 1, 2009, it will not provide tax gross-up payments in connection with automobile allowance, club memberships and airplane usage paid for the Company’s executive officers by the Company.

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The Company’s Senior Executive Retirement Plan (“SERP”) provides a lump sum death benefit with respect to a vested participant that is equal to five times the participant’s accrued annual retirement benefit. Such death benefit is payable to the participant’s designated beneficiary and in the absence of such a designation it is payable to the participant’s estate. In certain cases, the SERP death benefit is reduced dollar-for-dollar by split-dollar life insurance maintained by the Company with respect to the participant.

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Benefits earned under the Company SERP are subject to Social Security and Medicare withholding taxes (collectively, “FICA”) as of the later of (i) the date such benefits are earned, or (ii) the date such benefits are vested. Executives who have participated in the SERP for five years are vested. However, the SERP is merely an unfunded promise to pay benefits in the future and the executive is an unsecured creditor with respect to such benefits. Consequently, the executive is subject to current taxation on future compensation that may never be paid. Under these circumstances, it has been the Company policy to reimburse the executives for the FICA taxes on the imputed SERP income.